Comparison of change in value of $10,000 investment in Dreyfus U.S. Treasury Intermediate Term Fund and the Merrill Lynch Governments, U.S. Treasury,
Intermediate-Term (1-10 Years) Index

EXHIBIT A:
                                    Merrill Lynch
                 Dreyfus            Governments,
              U.S. Treasury         U.S. Treasury,
              Intermediate        Intermediate-Term
 PERIOD        Term Fund         (1-10 Years) Index *


12/31/91         10,000                10,000
12/31/92         10,717                10,694
12/31/93         11,902                11,569
12/31/94         11,430                11,371
12/31/95         13,233                13,031
12/31/96         13,640                13,538
12/31/97         14,681                14,588
12/31/98         15,798                15,847
12/31/99         15,249                15,934
12/31/00         17,212                17,557
12/31/01         18,563                18,983


* Source: Bloomberg L.P.